UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of the Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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NEW DRAGON ASIA CORP.
(Name of Registrant as Specified In Its Charter)

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ISS AND GLASS LEWIS RECOMMEND SHAREHOLDERS VOTE IN FAVOR OF ALL PROPOSALS
AT NEW DRAGON ASIA CORP. ANNUAL MEETING

LONGKOU, China, May 10, 2011 -- New Dragon Asia Corp. (NYSE Amex: NWD), one of China's leading producers of instant noodles, flour-related products and soybean derived products today announced that ISS and Glass Lewis, the leading independent U.S. proxy advisory firms, have both recommended that the company's shareholders vote "FOR" all proposals in its 2011 Proxy Statement.

The Company issued a reminder to those shareholders that received proxy materials in connection with the annual meeting of shareholders and have not yet voted that their vote is important. Only shareholders who held the Company’s stock as of the record date of March 23, 2011 are eligible to vote.  Those shareholders that have received proxy materials should utilize one of the options below to ensure that their vote is promptly recorded in time for the shareholders meeting:

VOTE BY INTERNET: You may cast your vote by logging into: http://www.proxyvote.com.  You will need to reference the control number that is found on your Voting Instruction Form (VIF).

VOTE BY TOUCHTONE PHONE: You may cast your vote by calling the toll free number found on your Voting Instruction Form (VIF).  You will need to reference the control number that is found on the VIF.

VOTE BY MAIL: You may cast your vote by mail by signing, dating and mailing the proxy card that you received by mail.

Those shareholders that have any questions relating to the shareholder meeting, voting methods, or need to request additional proxy materials should call the Company’s proxy solicitation advisors Advantage Proxy toll-free at 1-877-870-8565 between the hours of  9:00 a.m. and 9:00 p.m. Eastern time, Monday through Friday.

About New Dragon Asia Corp.
Headquartered in Shandong Province, PRC, New Dragon Asia Corp. is engaged in the milling, sale and distribution of flour and related products, including instant noodles and soybean-derived products, to retail and wholesale customers throughout China. With a well-known brand name called "Long Feng", the Company markets its well-established product line through a countrywide network of more than 200 key distributors and 16 regional offices in 27 Chinese provinces. New Dragon Asia has eight manufacturing plants in the PRC with an aggregate production capacity of approximately 110,000 tons of flour and approximately 1.1 billion packets of instant noodles and 4,500 tons of soybean powder.